AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT No. 1, dated as of August 7, 2013 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 2, 2013 (the “Agreement”), is by and among Fairfax Financial Holdings Limited, a Canadian corporation (“Parent”), Fairfax Bermuda Holdings Ltd., a Bermuda exempted company and indirect wholly owned subsidiary of Parent (“Merger Sub”), and American Safety Insurance Holdings, Ltd., a Bermuda exempted company (the “Company”).

WHEREAS, the parties to the Agreement desire to amend certain terms of the Agreement as described herein; and

WHEREAS, all capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.      Amendment to Recitals.

The reference to “$29.25” in the fifth Recital of the Agreement is hereby replaced by a reference to “$30.25”.

2.      Amendment to Section 2.01(a).

The reference to “$29.25” in the first sentence of Section 2.01(a) of the Agreement is hereby replaced by a reference to “$30.25”.

3.      Amendment to Section 3.22.

Section 3.22 is hereby amended by adding the words “and as of August 7, 2013” after “as of the date of this Agreement”.

4.      Amendment to Section 8.03(b)(i).

The reference to “$9,186,000” in Section 8.03(b)(i) is hereby replaced by a reference to “$13,400,000”.

5.      Acknowledgments and Waivers.

Parent and Merger Sub hereby acknowledge and agree that (i) the Company has satisfied its obligations under Sections 6.13 and 6.14 of the Agreement, (ii) the condition set forth in Section 7.01(c)(i) of the Agreement has been satisfied and (iii) the condition set forth in Section 7.02(d) of the Agreement is hereby waived.

6.      Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

7.      Entire Agreement.  This Agreement (as amended by this Amendment) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

8.      Governing Law.

(a) This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law rules of such state.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State court and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 of the Original Agreement shall be deemed effective service of process on such party.

9.      Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Amendment, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

10.      Headings.  The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

11.      Counterparts.  This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.      Remainder of Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which shall continue to be in full force and effect.  Unless the context otherwise requires, after the execution and delivery hereof, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

By:	/s/ Stephen R. Crim
Name:	Stephen R. Crim
Title:	President/CEO

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Bradley Martin
Name:	Bradley Martin
Title:	Vice President, Strategic Investments

FAIRFAX BERMUDA HOLDINGS LTD.

By:	/s/ N.C. Bentley
Name:	N.C. Bentley
Title:	President